The Board of Directors
Salton, Inc.:

We consent to the inclusion of our report dated March 16, 1999, with respect to the consolidated balance sheets of Toastmaster Inc. as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity, comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the Form 10-K of Salton, Inc. dated June 26, 1999.

KPMG LLP


Kansas City, Missouri
September 24, 1999